Exhibit 10.1

GENERAL MANAGEMENT AGREEMENT *

DATA MANAGEMENT SOLUTION SERVICES

UHC-047023

This DATA MANAGEMENT AGREEMENT (the “Agreement”) is made this February 25, 2004 (the “Effective Date”) by and between UNIVERSITY HEALTHSYSTEM CONSORTIUM (“UHC”), an Illinois corporation (“UHC”), and Neoforma, Inc. a Delaware corporation (“Supplier”). UHC and Supplier shall each individually be referred to as a “Party,” and collectively as the “Parties.”

RECITALS

WHEREAS, UHC is an alliance of more than eighty (80) academic medical centers and their affiliates, networks and associate members (each, a “Member,” and collectively, the “Members”);

WHEREAS, UHC is in the business of arranging for the provision of certain services for the Members through a competitive bid procurement process;

WHEREAS, Supplier is in the business of providing data management solution services (“Services”), and will provide Services to Members under the terms and conditions in each Member Contract (as defined below);

WHEREAS, UHC, on the Member’s behalf, issued a request for pricing to be submitted (Exhibit A) dated                         , Services; and

WHEREAS, Supplier offers a data management solution for item and vendor file cleansing designed exclusively for the unique needs of the healthcare industry and, depending on the needs of the Member, such solution includes rationalizing products and vendors for master file inclusion, correcting and normalizing vendor and product information, categorizing item file products to UNSPSC standards, and enriching item file products with extended attributes. Additionally, Neoforma DMS offers UHC members unparalleled item file matching services to the Novation Contract Catalog, providing visibility to contract and non-contract purchases and incorporation of contract terms directly into the member’s ERP system.

Benefits:

Identify contract and non-contract purchase activity

Convert missed purchasing opportunities under Novation contract

Load contract terms directly (such as effective dates, contract numbers, etc.) into Members ERP system to monitor and comply with contract terms

Share a common classification schema with Novation for browsing and evaluating spend by product segment

*	Confidential treatment requested: Certain portions of this agreement have been omitted pursuant to a request for confidential treatment and, where applicable, have been marked with an asterisk to denote where omissions have been made. The confidential material has been filed separately with the Securities and Exchange Commission.

Uniqueness:

Neoforma is the only organization to receive a daily feed of contract information from Novation

Only Neoforma provides categorization services to Novation for the classification of the Novation Contract Catalog to UNSPSC

Therefore the above rationale is the basis used, by UHC, to justify this agreement as a sole source.

UHC selected Supplier to provide Services at the prices and terms (“Service Fees”) set forth herein to Members that request those Services (“Contracting Member”).

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth in this Agreement, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

INTRODUCTION

BASIC TERMS

I.1 Provision of Services. Supplier will make the Services available to Members pursuant to terms to be agreed upon by and between each Member and Supplier (each a “Member Contract”). For a Member to become a Contracting Member, Member and Supplier are to agree to terms and conditions acceptable to both parties and execute a Member Contract documenting such terms and conditions. Each Contracting Member shall sign a UHC Participation Election form (Exhibit C) to confirm their participation in this agreement. Supplier has the right to refuse to provide Services to a Member under this Agreement based upon issues relating to Supplier’s operational capacity, geographic resource coverage, or other factors that may impede Supplier’s ability to effectively serve Member’s needs.

Supplier agrees to give UHC notice of all offers Supplier makes to any Member to provide services or products not covered by this Agreement in conjunction with Services covered by this Agreement under circumstances where the Member has no real economic choice other than to accept the bundled terms. Notice will be reported as part of quarterly review.

I.2 Alternative Purchasing Arrangements. Each Member will have the option of procuring the Services under the terms of this Agreement or under the terms of any other arrangement between the applicable Member and Supplier that may exist at any time during the Term (as defined below). Any Member for which Supplier already is performing Services as of the Effective Date is not eligible for a Member Contract under the terms of this Agreement.

I.3 Exclusive Arrangement. During the Term of the Agreement, Supplier will be the sole and exclusive supplier of the Services with a business arrangement with UHC of the type and nature described in this Agreement.

ARTICLE I

TERM AND TERMINATION

1.1 Term. This Agreement will be effective as of the Effective Date and will continue in full force and effect for three (3) years (“Initial Term”) and renewal options for two successive periods of one (1) year each (each a “Renewal Term”). Either Party may notify in writing the other Party of its election to not renew the Agreement on or before one hundred eight (180) days prior to the end of the then current term. The Initial Term together with the Renewal Term(s) if any are collectively referred to as the “Term.”

1.2 Termination For Cause.

(a) If either Party undergoes a change of control, the other Party may terminate this Agreement immediately, or at any time thereafter. For purposes of this agreement “change in control” shall mean: (i) a change in the Articles of Incorporation or Bylaws of the Party which causes control (as defined below) of the Party or the corporations which own or control the Party to reside in an unaffiliated third party; (ii) the sale, assignment, pledge, gift, or other transfer of all or substantially all of the business and/or assets of the Party to an unaffiliated third party; (iii) the merger or consolidation of the Party if the surviving, successor corporation is not controlled by the Party; (iv) the sale of a majority of the shares of voting stock of the Party; or (v) the Party entering into a lease, operating agreement, contract, or other arrangement pursuant to which all or substantially all of the assets of the Party are leased to an unaffiliated third party or responsibility for the day-to-day operations or management of all or substantially all of the business and/or assets of the Party are transferred to an unaffiliated third party. For purposes of this Section 1.2(a), “control” means having the power to direct the affairs of an entity by reason of: (i) having the power to elect or appoint, through ownership, membership, or otherwise, either directly or indirectly, fifty percent (50%) or more of the governing body of the entity; (ii) owning or controlling the right to vote fifty percent (50%) or more of the shares of voting stock or other voting interest of the entity; or (iii) having the right to direct the general management of the affairs of the entity by contract or otherwise.

(b) Either Party may terminate this Agreement immediately if the other Party: (i) becomes insolvent; (ii) files a voluntary petition or commences a proceeding for relief under any bankruptcy or insolvency laws, or any laws relating to the relief of debtors, readjustment of indebtedness, reorganization, composition, or extension; (iii) files, or becomes subject to, an involuntary petition for relief under any bankruptcy or insolvency laws, or any laws relating to the relief of debtors, readjustment of indebtedness, reorganization, or composition, which petition or proceeding is not dismissed within ninety (90) days after the date on which it is filed or commenced; (iv) suspends the transaction of its usual business for a period in excess of thirty (30) days; (v) the breach by either Party of its obligations set forth in Article VII below; (vi) a breach or default by either Party in the performance of any material covenant or obligation under this Agreement if not cured within thirty (30) days following written notice of the default or breach to the other Party; (vii) any representation or warranty of either Party set forth herein proves to be materially false or misleading, if not cured within thirty (30) days following written notice of the default or breach to the other Party (individually a “Terminating Event,” and collectively, the “Terminating Events”). If the termination of this Agreement is subject to any statutory provision or judicial order staying such action, the Party seeking termination may seek leave to modify such stay to terminate this Agreement. The Parties acknowledge and agree that the occurrence of a Terminating

Event is cause for termination of any statutory or judicial stay of a Party’s right to terminate this Agreement. The Parties acknowledge and agree that, upon occurrence of a Terminating Event, the continued imposition of a stay would likely cause irreparable harm to the Party seeking termination and to the Members, and would adversely affect the health, safety and welfare of the communities in which the Services are provided.

1.3 Termination for No Cause. Either Party may terminate this Agreement at any time for any reason or no reason by delivering not less than one hundred (180) days’ written prior notice to the other Party.

1.4 Termination of a Member Contract.

a. The termination of a Member Contract shall have no effect on this Agreement. In addition, if a Contracting Member breaches its Member Contract or if a Member Contract is deemed unenforceable, such event shall not be deemed a termination of this Agreement, nor may Supplier terminate this Agreement because of such event.

b. If a Contracting Member breaches any material term or condition of a Member Contract, Supplier may terminate the Member Contract pursuant to the terms contained in Member contract. Supplier will provide notice to UHC in the event of any Member Contract breach.

1.5 Effect of Termination.

Upon termination of this Agreement (including a Member Contract), Supplier will under the terms of this Agreement (a) complete all Services begun during the Term, and (b) continue to provide Services to the Contracting Member until all work in progress at time of termination is resolved on behalf of Member. Supplier will be compensated for all work in progress completed as defined in the Member Contract.

a. If this Agreement is terminated pursuant to Section 6.2 or a Member Contract is terminated due to Supplier’s failure to perform a material term thereof, then Supplier’s actions will constitute a Failure to Service and the remedies for such failure as set forth in this Agreement, will be available for ninety (90) days after termination.

b. Upon termination or expiration of this Agreement under any circumstances, the Parties will comply with Section 7.1(c) and Section 7.2(c).

ARTICLE II

DUTIES OF UHC

2.1 Information to Members. On a regular basis, UHC will provide its Members with information about the Services of Supplier, and will, from time to time, provide to Members reasonable and appropriate amounts and types of materials and notices related to the Services and this Agreement. Supplier acknowledges that UHC may have other agreements with other suppliers, with similar marketing obligations. A current, complete, and accurate list of all Members is located at UHC’s web site, www.UHC.edu, and will be provided in paper or electronic format upon Supplier’s request. UHC to provide a list of marketing obligations as exhibit C.

2.2 Right to Subcontract. UHC, in its sole discretion, may subcontract or delegate to an affiliate or third party any of its duties and obligations hereunder.

2.3 Facilitator. Upon the request of either Supplier or a Contracting Member, UHC will attempt to facilitate discussions to resolve any material issues between the two entities.

ARTICLE III

DUTIES OF SUPPLIER

3.1 Services. Including, but not limited to services listed on Exhibit A. Supplier will provide Services to Members pursuant to the terms of each Member Contract. The Member Contract is attached hereto as Exhibit D. Supplier may modify the Member Contract from time to time. Supplier and Contracting Member will mutually agree to the terms and conditions of the applicable Member Contract.

3.2 General Duties. Supplier, at its own expense, will:

(a) Provide UHC with the Quarterly Sales Statements described in Section 4.3, and all reports and notices received by it from any federal, state, or local governmental authority or accrediting body, and such other reports as UHC may reasonably request from time to time;

(b) Provide all of its employees who are engaged in the performance of Services with equal employment opportunities on the basis of merit and without discrimination

(c) Perform the Services as described in each Member Contract in a timely, competent, workmanlike, and professional manner, and in a manner that complies with all Legal Requirements (as defined below);

(d) Perform all acts and deliver all documents necessary to carry out the responsibilities under this Agreement (including any Member Contract), or allow UHC or a Contracting Member to perform its responsibilities under this Agreement or any Member Contract;

(e) Notify in a timely manner UHC and each Contacting Member if Supplier becomes a party to litigation, action, suit, proceeding, complaint, charge, hearing, investigation, or arbitration which might interfere in a material way with Supplier’s ability to so perform;

(f) Will provide publicly available financial information within thirty (30) business days of request by UHC;

(g) Use commercially reasonable efforts to apply in the performance of its services the standards and guidelines (“Standards”), including those, set forth by the Centers for Medicare and Medicaid Services (“CMS”)

(h) Will keep, maintain, and preserve complete, current, and accurate books, records, accounts, and documents in electronic and paper format memorializing the performance of its duties and responsibilities under this Agreement (including the Legal Requirements) and as are necessary to establish and verify Supplier’s compliance with this Agreement (including each Member Contract) (the “Records”); and Supplier will make available the Records in hard copy or electronic form for routine inspection and audit by UHC at any time during the Term and for two (2) years thereafter, but only during business hours and upon reasonable notice, with no costs incurred by either Party to be charged to the other.

(i) To the extent that the provisions of Section 1861(c)(1)(I) of the Social Security Act (42 U.S.C. §1395x(c)(l)(I)) are applicable to this Agreement, Supplier will make available, upon the written request of the Secretary of the Department of Health and Human Services or upon the request of the Comptroller General, or any of their duly authorized representatives, this Agreement, any Member Contract, and other books, records, accounts, and documents that are necessary to certify the nature and extent of costs incurred by it for Services provided (The obligations hereunder shall extend for four (4) years after the Term of this Agreement. If Supplier has carried out any of the duties under this Agreement through an agreement with a related organization, with a value or cost of ten thousand dollars ($10,000) or more over a twelve-month period, such agreement shall contain a clause providing that, until the expiration of four (4) years after the furnishing of services or products pursuant to that agreement, the related organization shall make available upon request of the Secretary of the Department of Health and Human Services or upon the request of the Comptroller General, or any of their duly authorized representatives, the agreement and other books, records, accounts, and documents of such organization that are necessary to verify the nature and extent of such payments.); and

(j) During the Term, will inform any Member with which discussion of a potential business arrangement has been initiated of the existence of this Agreement. Supplier will take no action to persuade a Member to secure Supplier’s services through an arrangement other than in conjunction with this Agreement; provided, however, that should a Member request Supplier to negotiate terms for Supplier’s Services under an arrangement other than in conjunction with this Agreement, Supplier will negotiate such terms with the applicable Member.

3.3 Supplier Subcontracting. Supplier has the right, at its sole discretion and with the consent of UHC to subcontract or delegate to any unaffiliated party the performance of any of Supplier’s obligations under this Agreement. If Supplier subcontracts the performance of any of Supplier’s obligations under this Agreement, such subcontracting will not relieve Supplier of its obligations hereunder.

ARTICLE IV

ADMINISTRATIVE FEES

4.1 Calculation. In consideration for the services provided by UHC, Supplier will pay to UHC an “Administrative Fee” equal to * of actual fees paid by Members to Supplier(s) for Member Contracts executed during the Term. Supplier will deduct from payment to UHC the associated administration fee for any credits or refunds to Members for which the administration fee has previously been paid. Any Member for which Supplier already is performing Services as of the Effective Date will be excluded from Administrative Fees calculation.

Supplier will compute and pay each Reporting Quarter (as defined below) the Administrative Fee to UHC during the Term of the Agreement and for a period ending one (1) year after the effective date of the termination of the Agreement; provided, however, that if such termination of the Agreement results from a Terminating Event caused by or the responsibility of UHC, no Administrative Fee will be payable by Supplier to UHC after the effective date of the termination of the Agreement.

4.2 Payment. Supplier will compute and pay to UHC the Administrative Fee within (30) days following the end of the Reporting Quarter (as defined below) for which the Administrative Fee is calculated. Supplier will remit payment to:

University HealthSystem Consortium

Attn: CONTROLLER

2001 Spring Road, Suite 700

Oak Brook, Illinois 60523

4.3 Report Content. Within thirty (30) days after the end of each calendar quarter during the Term (“Reporting Quarter”), Supplier will submit to UHC a report (“Quarterly Sales Statement”) in the form of a diskette, or as otherwise reasonably directed by UHC, containing the following information in form and content reasonably satisfactory to UHC:

(a) The name of Supplier, the Reporting Quarter, the year, and the Agreement number (found on page one of this Agreement);

(b) With respect to each Contracting Member, its full name, city, state, zip code, all invoice numbers, Service types and Service dollar billed, the amount of Service Fees collected, and the associated Administrative Fees for all Services provided directly or indirectly from Supplier during the Reporting Quarter under the terms of this Agreement as well as fees for DMS services provided under the terms of any other arrangements that may exist between any Member and Supplier; and

*	Confidential treatment requested.

(c) Such additional information as UHC may reasonably request from time to time.

4.4 Supplier Delays. If Supplier fails to pay the Administrative Fee, or fails to submit a Quarterly Sales Statement in accordance with the requirements set forth in this Agreement, Supplier will be subject to the payment of the following sums. Because of the difficulty in determining the injury to UHC caused by such failure, the following represents an assessment of the administrative costs caused, and is not a penalty:

Upon the occasion of the first failure to receive Administrative Fees or a Quarterly Report, Supplier will receive a written warning. Supplier will have fifteen (15) days to correct the deficiency. Should Supplier fail to remit the Administrative Fee or Quarterly report, Supplier will be sent a second failure notice and have fifteen (15) days to correct the deficiency. This process will continue until the Administrative Fee and Quarterly report is submitted. In addition to the failure notices, Supplier will be subject to the following fees for each quarterly failure to pay Administrative Fee or submit a Quarterly report occurrence:

2nd failure:	$1000.00
3rd failure:	$1,500.00
4th failure:	$2,500.00
5th failure:	$5,000.00

UHC’s assessment of administrative costs in accordance with this Section will be in addition to any other rights and remedies UHC may have by reason of Supplier’s failure to pay the Administrative Fees or provide the Quarterly Reports within the time and manner required by this Agreement.

4.5 Market Competitive Supplier represents and warrants that during the Term, the Service Fee, quality, value, and technology of all Services procured under these terms and conditions of this Agreement will not be less favorable than the prices, quality, value, technology, terms, and conditions offered to any of Supplier’s other substantially similar customers, including Members with respect to the same or similar Data Management Services. Supplier agrees to provide prompt written notice to UHC of all offers for the provision of Services made by Supplier during the Term on terms that are more favorable to the offeree than the terms of this Agreement. Supplier will lower the Service Fee or increase any discount applicable to the Services as necessary to comply with this Subsection. If UHC receives information from any source suggesting that Supplier’s Service Fee, quality, value, technology, terms, or conditions do not comply with this Subsection, UHC may provide written notice of such information to Supplier, and Supplier will, within ten (10) business days, advise UHC in writing of and fully implement all adjustments necessary to assure compliance with this Section.

ARTICLE V

RELATIONSHIP OF THE PARTIES; NO COMMITMENT

5.1 Relationship Of The Parties; No Commitment. This Agreement is not intended to create and does not constitute, or give rise to, (i) a commitment by any person to procure any Services, or (ii) a joint venture, partnership, corporation, or other formal business association or organization of any kind between the Parties. Members may procure at any time during or after the Term of this Agreement from any source services that compete or may compete, directly or indirectly, with (or are otherwise similar to) those offered by Supplier. Supplier will not impose any purchasing or licensing commitment on any Member as a condition to the Member’s procuring of any Services pursuant to this Agreement.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

6.1 Supplier Compliance with Law. Supplier represents and warrants that, to the best of Seller’s knowledge, it is and will remain, in compliance with all Standards and with all federal, state, and local statutes, laws, ordinances, regulations, and other requirements applicable to the performance of the Services (“Legal Requirements”) which are material to the operation of its business and the conduct of its affairs, including requirements pertaining to the safety of the Services to be provided by it to Contracting Members, occupational health and safety, environmental protection, nondiscrimination, antitrust, and equal employment opportunity. The term “Legal Requirements” will include all reporting obligations, rules, and regulations of the FDA, CMS, the Occupational Safety and Health Administration, the National Labor Relations Board, the Equal Employment Opportunity Commission, and the Environmental Protection Agency. Supplier also represents and warrants that it will procure all federal, state, and local licenses and permits that are required for it to lawfully render the Services. Supplier also represents and warrants that it shall execute a HIPAA Business Associate agreement provided by Supplier at Member’s request. A copy of the current HIPAA Business Associate agreement is attached as Supplier Exhibit B. Should Supplier’s Business Associate agreement not meet the needs of any individual Member, Supplier agrees to review Member’s Business Associate agreement and negotiate with Member in good faith.

6.2 Accuracy and Completeness of Supplier Information. Supplier represents and warrants that, to the best of Seller’s knowledge, all of the information provided by Supplier in its Response and in UHC’s due diligence meetings was accurate, correct, and complete as of the Effective Date. Supplier further represents, warrants, and covenants that the financial information disclosed to UHC, including those submitted with this Response, present fairly the financial condition and results of operations of Supplier as of the date of this agreement, and that all past and future financial statements were and will be prepared in accordance with United States generally accepted accounting principles applied on a consistent basis throughout the periods covered thereby.

6.3 Supplier Material Actions. Supplier represents and warrants that it is not a party to any pending or threatened litigation, action, suit, proceeding, complaint, charge, hearing, investigation, or arbitration which might interfere in a material way with its ability to perform under the terms of this Agreement. Supplier agrees to notify UHC of any relevant judgments against Supplier during the term of this agreement.

6.4 No Conflicting Obligations of Supplier. Supplier represents and warrants that, to the best of Seller’s knowledge, there are no outstanding assignments, grants, encumbrances, obligations, or agreements that relate to any Services (whether written, oral, or implied) that are inconsistent with this Agreement or any of the rights, duties, and obligations contained herein.

6.5 Representations of UHC. UHC represents and warrants that as of the date of this Agreement: (a) UHC is a not-for-profit duly organized, validly existing and in good standing under the laws of Illinois has the right, power and authority to execute, deliver and perform this Agreement, and UHC’s execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action, do not require any consent or other action by or in respect of any third party, governmental body or agency, including any filing requirements, and do not contravene, violate or conflict with, or constitute a default under, any applicable law or regulation or its articles of incorporation or bylaws or of any material agreement, judgment, injunction, order, decree or other material instrument binding upon UHC; UHC has not and will not misrepresent the Services to any party and will not provide to any party any representation, warranty or commitment relative to the Services other than as mutually agreed by the Parties. During the Term of this Agreement, all of UHC’s representations set forth in Section 6.5 will continue to be true.

ARTICLE VII

CONFIDENTIAL AND PROPRIETARY INFORMATION

7.1 Confidential and Proprietary Information.

(a) At no time during or after the Term will Supplier, its directors, officers, employees, independent contractors, shareholders, or agents disclose or communicate to any person (i) any information regarding the terms, conditions, and content of this Agreement (including any Member Contract); (ii) the business methods, policies, procedures, protocol, techniques, trade secrets, or other proprietary information developed, owned, or used by UHC and by Members; (iii) all intellectual property and information of each Member, including Service utilization data and data created by the tracking mechanisms used by Supplier; or (iv) any other confidential information relating to or dealing with the business operations or activities of UHC or Members made known to Supplier, its directors, officers, employees, independent contractors, shareholders, or agents, or learned by them during the Term (collectively, “UHC Confidential and Proprietary Information”). Supplier may use UHC Confidential and Proprietary Information only for purposes of performing the Services pursuant to this Agreement, will make available UHC and contracting member Confidential and Proprietary Information to its employees only on an as-needed basis, and will instruct its employees of these confidentiality requirements. Except as set forth in the agreement between

Member and Supplier, Supplier acknowledges and agrees that all intellectual property and information of each Member, including Service usage data and tracking data, are and shall remain the sole property of that Member, regardless of whether such information was developed, used, or modified by Supplier in the performance of the Services.

(b) Supplier may disclose UHC or contracting Member Confidential and Proprietary Information if (i) expressly authorized by the owner of such information, (ii) if required to be disclosed by a court of competent jurisdiction or a regulatory agency or as required by law or governmental regulation, provided that Supplier first notifies UHC as soon as possible, but in no event less than twenty (20) business days (or less if otherwise required by law) prior to disclosure, and cooperates with UHC in any response to such required disclosure, including seeking a protective order or in camera inspection; (iii) such information becomes generally available to the public other than as a result of an improper disclosure by Supplier, its directors, officers, employees, independent contractors, shareholders, or agents; or (iv) such information was independently developed or previously known without reference to any information provided by UHC or that Member, as evidenced by prior writings.

(c) Immediately upon the termination or expiration of this Agreement, Supplier and/or its directors, officers, employees, independent contractors, shareholders, and agents will deliver to UHC all documents, computer disks, or other forms of recorded information, including all copies thereof, containing UHC Confidential and Proprietary Information. To the extent that any UHC Confidential and Proprietary Information is contained in notes made by Supplier personnel, Supplier, in lieu of returning such notes to UHC, may destroy such notes and provide UHC with evidence of their destruction.

7.2 Supplier Confidential and Proprietary Information.

(a) At no time during or after the Term will UHC, its directors, officers, employees, independent contractors, shareholders, or agents disclose or communicate to any person (i) any information regarding the terms, conditions, or content of this Agreement (including any Member Contract) or Supplier’s Response; (ii) the business methods, policies, procedures, protocol, techniques, trade secrets, or other proprietary information developed, owned, or used by Supplier; or (iii) any other confidential information relating to or dealing with the business operations or activities of Supplier, made known to UHC, its directors, officers, employees, independent contractors, shareholders, or agents, or learned by them during the Term (collectively, “Supplier Confidential and Proprietary Information”). UHC may use the Supplier Confidential and Proprietary Information only for purposes of this Agreement, will make available Supplier Confidential and Proprietary Information to its employees or appropriate UHC member only on an as-needed basis, and will instruct its employees of the confidentiality requirements.

(b) Notwithstanding the foregoing, UHC Confidential and Proprietary Information shall not include information about UHC which: (i) becomes generally available to the public other than as the result of an improper disclosure by Supplier, its directors, officers, employees, independent contractors, shareholders, or agents; (ii) was available to Supplier, its directors, officers, employees, independent contractors, shareholders, or agents on a non-confidential basis prior to its disclosure as evidenced by prior writings; and (iii) any information independently developed or previously known without reference to any information provided by UHC as evidenced by prior writings.

(c) Immediately upon the termination or expiration of this Agreement, UHC and/or its directors, officers, employees, independent contractors, shareholders, and agents will deliver to Supplier all documents, computer disks, or other forms of recorded information, including all copies thereof, containing Supplier Confidential and Proprietary Information. To the extent that any Supplier Confidential and Proprietary Information is contained in notes made by UHC personnel, UHC, in lieu of returning such notes to Supplier, may destroy such notes and provide Supplier with evidence of their destruction. Notwithstanding the foregoing, UHC may retain one copy of any and all documents evidencing the performance by Supplier of the Services for a period of seven (7) years, or such later date as may be required by law, for the sole purposes of (1) determining the scope of its obligations hereunder, and (2) meeting its requirements under Members’ procurement standards and federal, state, and local laws, rules, and regulations and Members’ policies and procedures.

7.3 Enforcement. The Parties acknowledge and agree that any violation of the confidentiality covenants contained in Section 7.1 or Section 7.2 by a Party would cause the other Party irreparable damage, which a monetary award could not remedy. A court of competent jurisdiction may, in addition to any other remedies available at law or in equity, enjoin a breach of Section 7.1 or Section 7.2 and enforce these Sections by temporary restraining order and preliminary and permanent injunctive relief, without the need for the moving party to post a bond or other surety.

ARTICLE VIII

INSURANCE

8.1 Insurance Coverage. Supplier will maintain and keep in force during the Term the following insurance coverage:

(a) Commercial general liability insurance coverage against any insurable claims which might arise in the performance of the Services, including coverage for bodily injury, property damage, personal injury, contractual liability, product recall, and products liability with minimum combined liability limits of $5,000,000;

(b) Workers compensation and employers liability insurance for each employee employed by Supplier in the performance of the Services in the amounts prescribed by statute in the state in which the employees work, but at a minimum with limits of $1,000,000;

(c) Comprehensive automobile liability coverage for bodily injury and property damage for each automobile owned by Supplier and used in the performance of the Services with combined liability limits for bodily injury and property damage of $1,000,000; and

(d) Umbrella liability insurance coverage with combined liability limits of $10,000,000.

8.2 Evidence of Insurance and Notice of Change. Supplier will provide UHC evidence of the insurance required hereunder within thirty (30) days after each of the following dates: (a) the execution of this Agreement, and (b) each one year anniversary date of this Agreement. If supplier elects to change coverage, Supplier will provide UHC 30 day written notice of such changes.

ARTICLE IX

INDEMNIFICATION AND REMEDIES

9.1 Supplier’s Indemnification of and Remedies to UHC. Supplier will defend, indemnify, and hold UHC harmless from and against any third-party claims arising out of any breach by Supplier of any material term of this Agreement. The remedies set forth in this Section is in addition to and not a limitation on any other rights or remedies that may be available against Supplier.

9.2 UHC’s Indemnification of Supplier. UHC will defend, indemnify, and hold Supplier harmless from and against any third-party claims arising out of any breach by UHC of any material term of this Agreement. The remedies set forth in this Section is in addition to and not a limitation on any other rights or remedies that may be available against UHC.

9.3 Indemnification Procedures. An indemnified party will notify the indemnifying Party in writing of any notice of any Claim against the indemnified party within seven (7) business days after it was served with the summons or first legal process or received written notice of the threat of a Claim for which an indemnity may be asserted, or as soon as practicable thereafter. The indemnified party’s failure to notify the indemnifying Party will not relieve the indemnifying Party from any liability that it may have under this Agreement or otherwise except to the extent that such failure to notify materially prejudices the rights of the indemnifying Party. To the extent permitted by law, (a) the indemnifying Party will be entitled to participate in the defense, or, if it elects within a reasonable time after receipt of such notice, it will be entitled to assume the defense of any action brought to enforce any Claim, and (b) the indemnifying party will have the right to select counsel reasonably suitable to the indemnified party, and to direct the defense or settlement of any Claim. However, the indemnifying Party will not settle any Claim that names the indemnified party as a party or alleges any wrong doing or omission on the part of the indemnified party without the indemnified party’s consent. If representation of the indemnified party and any other party by the same legal counsel in such Claim would be a conflict of interest for such counsel, or if counsel, by asserting a position on behalf of one, would prejudice the rights of the other, then the indemnified party will have the right to retain additional counsel, at the cost of the indemnifying Party, to eliminate such conflict. The remedies set forth in this Section is in addition to and not a limitation on any other rights or remedies that may be available against the indemnifying Party.

ARTICLE X

DISPUTE RESOLUTION

10.1 Mediation. The Parties agree that, except as specifically provided in this Agreement and except for matters in which a Party seeks equitable relief, any controversy or claim between the Parties arising out of, under, or relating to this Agreement or breach thereof which the Parties cannot resolve amicably will be submitted to non-binding mediation in accordance with the procedures set forth in this Article X.

10.2 Mediation Procedures.

(a) In the event of a dispute under this Agreement, the Parties will serve written notice upon the other demanding mediation and identifying specifically the matters to be mediated. Not later than thirty (30) days thereafter, the Parties will mutually agree upon a mediator who will be selected from a list of commercial mediators provided by the American Arbitration Association. The person selected to act as mediator will have no personal or pecuniary interest, either directly or indirectly, in the outcome of the matters in dispute and will not be an employee, agent, contractor, shareholder, or member of either Party. If, after thirty (30) days, the Parties are unable to mutually agree upon a mediator, the Parties, within ten (10) days following the expiration of the initial thirty (30) day period, will each select an individual from the list of commercial mediators provided by the American Arbitration Association, and the two (2) individuals selected by the Parties will appoint a third person to act as mediator.

(b) When selected, the mediator will set a date for a mediation session not later than thirty (30) days following the date on which the mediator is appointed, and will notify the Parties of the time and place of the mediation session. The mediation session will be held in the metropolitan Chicago area and will be conducted in accordance with the rules of mediation of the American Arbitration Association.

(c) If the Parties are unable to resolve their dispute within thirty (30) days after the mediation session, the Parties may pursue all other judicial or administrative remedies available to them at law or in equity.

10.3 Cost of the Mediation. The Parties will share equally the cost of holding the mediation session, including the compensation of the mediator. Expenses of preparation for the mediation, including the cost of counsel and other expenses, will be borne by the Party incurring such expenses.

ARTICLE XI

LIMITATION OF LIABILITY; DISCLAIMER OF WARRANTIES

11.1 Limitation of Liability. NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY HEREUNDER FOR ANY PUNITIVE, INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES (UNDER ANY THEORY OF LAW), INCLUDING

DAMAGES FOR LOST REVENUE, LOST PROFITS OR OTHER ECONOMIC DAMAGE, EVEN IF IT HAS BEEN ADVISED OF OR HAS FORESEEN THE POSSIBILITY OF SUCH DAMAGES. THE FOREGOING LIMITATION OF LIABILITY WILL NOT APPLY TO INDEMNIFICATION UNDER ARTICLE IX AND WILL NOT APPLY TO LIABILITY ARISING FROM ANY BREACH OF ARTICLE VII (CONFIDENTIALITY).

ARTICLE XII

MISCELLANEOUS

12.1 Notices. All notices, requests, consents, or other communications required or permitted under this Agreement will be in writing and will be deemed sufficient when delivered by overnight courier, certified mail, return receipt requests, postage prepaid, or delivered in person during normal business hours, at the address of the Party set forth below:

If to Supplier:

Neoforma

Attn: General Counsel

3061 Zanker Road

San Jose, California 95134

If to UHC:

University HealthSystem Consortium (UHC)

Attn: Doug Smith

Senior Director Clinical and Operational Solutions

2001 Spring Road, Suite 700

Oak Brook, Illinois 60523

Copies to:

University HealthSystem Consortium (UHC)

Karin Lingren

General Council

2001 Spring Road, Suite 700

Oak Brook, Illinois 60523

University HealthSystem Consortium (UHC)

Don Zak

Director, Contract Solutions

2001 Spring Road, Suite 700

Oak Brook, Illinois 60523

Or to such other address as the Party will have furnished in writing in accordance with the provisions of this Section.

12.2 Independent Contractors. The Parties are independent contractors. Nothing herein will be construed as creating or giving rise to an employer-employee, joint venture, or partnership relationship between the Parties. Neither of the Parties are authorized or empowered to act as an agent for the other for any purpose and will not act on behalf of the other.

12.3 Third Party Beneficiaries. All Contracting Members are intended third-party beneficiaries of this Agreement. All terms and conditions of this Agreement that are applicable to each Contracting Member will inure to the benefit of and be enforceable by the Contracting Members and their respective successors and assigns.

12.4 Governing Law. As between UHC and Supplier, this Agreement will be governed by and construed in accordance with the internal substantive laws of the State of Illinois, and the Parties hereby irrevocably and unconditionally consent and submit to the personal jurisdiction of Illinois courts over all matters relating to this Agreement. Each Party agrees that service of process in any action or proceeding hereunder may be made upon such Party by certified mail, return receipt requested, to the address for notice set forth herein. Each Party irrevocably waives any objection it may have to the venue of any action, suit, or proceeding brought in such courts or to the convenience of the forum. Final judgment in any such action, suit, or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment, a certified or true copy of which will be conclusive evidence of the fact and the amount of any indebtedness or liability of either Party therein described.

As between any Contracting Member and Supplier, this Agreement will be governed by and construed in accordance with the internal substantive laws of the state of the Contracting Member’s residence, and Supplier hereby irrevocably and unconditionally consents and submits to the personal jurisdiction of that state’s courts, tribunals, and agencies with appropriate subject matter jurisdiction over all matters relating to this Agreement. Supplier agrees that service of process in any action or proceeding hereunder may be made upon such Supplier by certified mail, return receipt requested, to the address for notice set forth in this Agreement. Supplier irrevocably waives any objection it may have to the venue of any action, suit, or proceeding brought in such courts or to the convenience of the forum. Final judgment in any such action, suit, or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment, a certified or true copy of which will be conclusive evidence of the fact and the amount of any indebtedness or liability of Supplier.

12.5 Force Majeure. Neither Party will be liable to any other for the failure to perform its duties under this Agreement when the failure is due to strike, work stoppage, embargo, explosion, fire, flood, war, riot, civil disorder, or an act of God, or other cause beyond the Party’s control, provided the Party provides written notice to the others affected, as the case may be, within a reasonable amount of time of notice of the occurrence of the event. Notwithstanding the foregoing, if the delay or failure to perform for the foregoing reasons exceeds ninety (90) days, regardless of fault, then the non-delaying Party may terminate this Agreement immediately upon notice to the delaying Party, without penalty. Any delay or failure to perform related to either Party’s (a) acts or omissions, or (b) the passage of time (including the advent of the year 2000) will not be considered a force majeure event.

12.6 Survival. The following terms of this Agreement will survive the expiration or termination of this Agreement (including any Member Contract): 1.4, 3.2, Article IV, Article VII, Article IX, Article X, Article XI, and 12.6.

* * * *

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

UNIVERSITY HEALTHSYSTEM CONSORTIUM

By:	/s/ Doug Smith
Doug Smith
Its:	Senior Director Clinical and Operational Solutions

NEOFORMA

By:	/s/ Therese Grossi
Therese Grossi
Its:	Vice President of Sales

EXHIBIT A

(Service and Pricing Offering)

Neoforma Data Management SolutionTM

The Neoforma Data Management Solution (DMS) is an item and vendor file cleansing solution designed exclusively for the healthcare industry

Neoforma DMS provides the following service offerings:

•	Rationalize products and vendors for master file inclusion

•	Compare PO history and item files to develop include / exclude list

•	Identify erroneous, duplicate and obsolete data

•	Recommend items to be inactivated / removed

•	Correct and normalize vendor and product information

•	Map vendors to Neoforma’s hierarchical manufacturer master table

•	Develop comprehensive product descriptions

•	Correct vendor part numbers and units of measure to ANSI standards

•	Categorize item file products to UNSPSC standards

•	Classify products by family, class, commodity and business function for reporting and analysis

•	Enrich item file products with extended attributes

•	Provide additional attributes to each item to support product cross-reference

Neoforma DMS also provides a periodic maintenance refresh that maintains the integrity of the materials management information system (MMIS) or enterprise resource planning (ERP) system data.

Member pricing is a fixed fee service model based on the following parameters:

•	The size of the files being cleansed including the number of vendors and items

•	The number of item and files being processed for a hospital system

•	The service level chosen

•	The timeline required for delivery

•	Custom requirements or needs

UHC Members participating in this agreement will be given a minimum discount of * off of the total price of the project. Discount minimum is normally *.

UHC Members participating in this agreement will receive price quotes that will be firm for 60 days. Normal price quotes are firm for 30 days.

*	Confidential treatment requested.

Exhibit B

(Representative Business Associate Agreement)

HIPAA REASONABLE ASSURANCES AGREEMENT

OF

NEOFORMA, INC.

Effective: April 14, 2003

This HIPPA Reasonable Assurances Agreement (this “Agreement”) is hereby made by and between Neoforma, Inc., as a business associate of a covered entity, and                                  (the “Covered Entity”) (as defined herein) (collectively, the “Parties”), for the express purpose of complying with the requirements of the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) and the regulations promulgated by the Department of Health and Human Services to implement HIPAA (the “HIPAA Regulations”).

RECITALS

WHEREAS Neoforma is an entity that performs a function or activity on behalf of, or provides a service to, the Covered Entity under one or more agreements entered between Neoforma and the Covered Entity;

WHEREAS Neoforma has or may receive individually identifiable health information in connection with or arising out of its business activities with the Covered Entity;

WHEREAS such individually identifiable health information created or received by Neoforma for or from the Covered Entity is subject to the protections of HIPAA;

WHEREAS under one or more provisions of the HIPAA Regulations, a covered entity is obligated to insure that its business associate complies with the requirements of the HIPAA Regulations to protect the confidentiality and the security of such information;

WHEREAS certain obligations imposed by the HIPAA Regulations on third parties have been assigned by contract to the Covered Entity and/or its business associates; and

WHEREAS the intent of the Parties with respect to this Agreement is to set forth the obligations of the respective Parties in accordance with the HIPAA Regulations and by delegation pursuant to contract.

AGREEMENT

NOW THEREFORE, in consideration of the mutual covenants herein, the Parties agree as follows:

A.	Purpose. Neoforma and the Covered Entity have entered into one or more agreements under which Neoforma provides certain services to or on behalf of the Covered Entity. In performing these agreements, Neoforma has and/or may receive Protected Health Information (defined herein), arising out of or related to the business activities of the Covered Entity. To assure compliance with the HIPAA Regulations, the Covered Entity agrees to allow Neoforma to use and disclose such information and Neoforma agrees to use, re-disclose and protect such information under the terms of this Agreement.

B.	Definitions

1.	Applicable Law means any such item listed below in this Section B.1. as it may apply to any particular Protected Health Information, including any amendments thereto:

a.	the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”);

b.	the federal “Standards for Privacy of Individually Identifiable Health Information” at 45 CFR Parts 160 and 164, Subparts A and E (the “HIPAA Privacy Rule”);

c.	the federal security standards for electronic health information under HIPAA (68 Fed. Reg. 8333);

d.	any state statute or regulation or other bulletin or document that has the force of law having been issued by a state in furtherance of that state’s protection of the privacy of an individual’s health information to the extent that such statute, regulation, other bulletin or document is not otherwise pre-empted by any federal law; and

e.	any statute or regulation or other bulletin or document that has the force of law having been issued in furtherance of a governmental entity’s ability to obtain health information for health oversight purposes, investigatory, administrative, judicial or law enforcement proceedings or other lawful purpose.

3.	Business Associate means an individual or entity that performs a function or activity on behalf of, or provides a product or service to, a covered entity that involves the creation, use or disclosure of Protected Health Information. Neoforma is a business associate of the Covered Entity to the extent that Neoforma needs access to an individual’s Protected Health Information in order to provide services to the Covered Entity.

4.	Individual means the person who is subject of the Protected Health Information, and shall include a person who qualifies as a personal representative in accordance with 45 CFR § 164.502(g).

5.	Protected Health Information means individually identifiable health information.

6.	Secretary means the Secretary of the United States Department of Health and Human Services or his designee.

7.	Other terms used, but not otherwise defined, in this Agreement shall have the same meaning as those terms in the HIPAA Regulations.

C.	Permitted Uses and Disclosures

1.	General. Except as otherwise limited in this Agreement, Neoforma may use or disclose Protected Health Information to perform functions, activities or services for, or on behalf of, the Covered Entity as specified in all agreements currently in effect between Neoforma and the Covered Entity, provided that such use or disclosure would not violate the HIPAA Regulations, if done by the Covered Entity, or the minimum necessary policies and procedures of the Covered Entity.

2.	Specific

a.	Except as otherwise limited in this Agreement, Neoforma may use Protected Health Information for Neoforma’s proper management and administration or to carry out its legal responsibilities.

b.	Except as otherwise limited in this Agreement, Neoforma may disclose Protected Health Information for Neoforma’s proper management and administration or to carry out its legal responsibilities, provided that the disclosures are required by law; and provided further the Neoforma obtains reasonable assurances from the person to whom such information is disclosed that the information will be held confidentially and used or further disclosed as required by law or for the purpose for which it was disclosed to the person, and the person notifies Neoforma of any instances of which he or she becomes aware that the confidentiality of the information has been breached.

D.	Neoforma’s Obligations and Activities

1.	Compliance with Laws. Neoforma shall comply with all applicable state and federal laws.

2.	Compliance with the Covered Entity’s Confidentiality/Privacy Policies. Neoforma shall comply with the Covered Entity’s Confidentiality/Privacy Policies, copies of which have been provided to Neoforma, including any Notice of Privacy Practices as the Covered Entity may develop.

3.	Minimum Necessary Standard. Neoforma agrees to use, disclose or request only the minimum Protected Health Information necessary to accomplish the purpose of the use, disclosure or request, and agrees to subject any person or entity to which it discloses such information to this minimum necessary standard.

4.	Prohibition Against Unauthorized Use. Neoforma agrees to not use or disclose Protected Health Information other than as permitted or required by this Agreement or as required by law.

5.	Safeguards. Neoforma agrees to develop, implement, maintain and use appropriate administrative, technical and physical safeguards to prevent the use or disclosure of Protected Health Information other than as provided by this Agreement or as required by law. Neoforma also agrees to develop, implement, maintain and use appropriate administrative, technical and physical safeguards to protect the confidentiality, integrity and availability of an individual’s Protected Health Information in electronic form. Neoforma shall document such safeguards, keep them current and, upon the Covered Entity’s reasonable request, shall provide the Covered Entity with a copy of the policies and procedures related to such safeguards.

6.	Reporting Violations. Neoforma agrees to report to the Covered Entity any non-permitted use or disclosure of Protected Health Information that is known by Neoforma.

7.	Mitigating Violations. Neoforma agrees to mitigate, to the extent practicable, any harmful effect that is known to Neoforma arising from any non-permitted use or disclosure of Protected Health Information by any employee, agent, subcontractor or business associate of Neoforma in violation of the requirements of this Agreement.

8.	Restrictions Upon Employees, Agents, Subcontractors and Business Associates. Neoforma agrees to ensure that any of its employees, agents, subcontractors or business associates agrees to the same restrictions and conditions that apply to Neoforma through this Agreement with respect to Protected Health Information Neoforma has created for or received from the Covered Entity.

9.	Access to Protected Health Information. Neoforma agrees to provide the Covered Entity or such individual as the Covered Entity may direct, access to the individual’s Protected Health Information, upon the reasonable request of the Covered Entity so that the Covered Entity can meet its obligations under 45 CFR § 164.524.

10.	Amendments to Protected Health Information. Neoforma agrees to make any amendment to an individual’s Protected Health Information upon the reasonable request of the Covered Entity so that the Covered Entity can meet its obligations under 45 CFR § 164.526.

11.	Accounting of Disclosures. Neoforma agrees to provide accounting of disclosures of an individual’s Protected Health Information to the Covered Entity or, to such individual as the Covered Entity may direct, upon the reasonable request of the Covered Entity sot that the Covered Entity can meet its obligations under 45 CFR § 164.528.

12.	Access to Books and Records. Neoforma agrees to make its internal practices, books and records, including policies and procedures to the use, disclosure and security of Protected Health Information available to the Secretary to determine compliance with the HIPAA Regulations.

E.	Obligations of the Covered Entity

1.	Provision of Policies and Notices. The Covered Entity shall supply Neoforma with copies, descriptions or summaries of its privacy and security practices, policies and notices.

2.	Notification of Changes By Individuals. The Covered Entity shall notify Neoforma of any changes in, or revocation of, permission by the individual to use or disclose Protected Health Information, to the extent that such changes may affect Neoforma’s use or disclosure of Protected Health Information.

3.	Notification of Restrictions. The Covered Entity shall notify Neoforma of any restriction to the use or disclosure of Protected Health Information to the extent that such restriction may affect Neoforma’s use or disclosure of Protected Health Information.

4.	Permissible Requests by the Covered Entity. The Covered Entity shall not request Neoforma to use or disclose Protected Health Information in any manner that would not be permissible under the HIPAA Regulations if done by the Covered Entity.

F.	Term and Termination

1.	Term. The Term of this Agreement shall be effective as of April 14, 2003, and shall terminate on the effective date of termination of the agreement(s) between Neoforma and the Covered Entity pursuant to which Neoforma performs services for or on behalf of the Covered Entity.

2.	Opportunity to Cure. The Covered Entity shall allow Neoforma an opportunity to cure a breach within thirty (30) days of receiving a written notice from the Covered Entity of Neoforma’s material breach of any provisions of this Agreement. Notwithstanding the preceding sentence, Neoforma shall remain liable to the Covered Entity for any damages incurred by the Covered Entity in connection with or arising out of Neoforma’s breach of the terms of this Agreement.

3.	Protection Upon Termination. The Covered Entity agrees that return or destruction of Protected Health Information received from the Covered Entity or created or received by Neoforma on behalf of the Covered Entity is infeasible. However, Neoforma shall extend the protections of this Agreement to such information, and protect the privacy and limit further uses and disclosures of such information for so long as Neoforma maintains such information.

4.	Survival of Obligation. Neoforma’s obligation to protect the privacy of Protected Health Information it created for or received from the Covered Entity shall be continuous and survive termination, cancellation, expiration or other conclusion of this Agreement.

G.	General Provisions

1.	Amendments. The Parties agree to take such action as is necessary to amend this Agreement from time to time to enable the Parties to comply with the requirements of the HIPAA Regulations. This Agreement shall not be modified, except in writing duly signed by authorized representatives of the Parties.

2.	Injunctive Relief. In the event that Neoforma breaches any material term of this Agreement, Neoforma agrees that the Covered Entity has a right to obtain injunctive relief to prevent further disclosure of the Protected Health Information.

3.	Independent Relationship. None of the provisions of this Agreement are intended to create, nor will they be deemed to create any relationship between the Parties other than that of independent parties contracting with each other as independent contractors solely for the purposes of effecting the provisions of this Agreement.

4.	Rights of Third Parties. This Agreement is between Neoforma and the Covered Entity and shall not be construed, interpreted or deemed to confer any rights whatsoever to any third party or parties.

5.	Indemnification. Neoforma shall be responsible for any breach of this Agreement by its employees, agents or subcontractors, and shall indemnify, defend and hold the Covered Entity harmless from all damages, costs, expenses and fees (including attorneys’ fees) resulting from such breach. The Covered Entity shall be responsible for any breach of this Agreement by its employees, agents or other representatives, and shall indemnify, defend and hold Neoforma harmless from all damages, costs, expenses and fees (including attorneys’ fees) resulting from such breach.

6.	Waiver. No change, waiver or discharge of any liability or obligation hereunder on any one or more occasions shall be deemed a waiver of performance of any continuing or other obligation, or shall prohibit enforcement of any obligation on any other occasion.

7.	Expenses. Unless otherwise stated in this Agreement, each party shall bear its own costs and expenses related to compliance with the above provisions.

8.	Notices. All notices and notifications under this Agreement shall be sent in writing to the representatives of Neoforma and the Covered Entity identified below, signed by the party providing the notice or notification.

	To Neoforma:	To Covered Entity:
Contact Name	Stephen Phillips
Company Name	Neoforma, Inc.
Address	3061 Zanker Road San Jose, CA 95134

Email	steve.phillips@neoforma.com
Phone	(408) 468-4000
Fax	(408) 468-4045

9.	Headings. The headings of sections contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

10.	Governing Law. The laws of the United States and the State of California shall govern the interpretation, validity, performance and enforcement of this Agreement. Jurisdiction and venue for any action under this Agreement shall be in the Superior Court for the County of Santa Clara in the State of California.

11.	Interpretation. The Parties agree that any ambiguity in this Agreement will be resolved in favor of an interpretation that protects the Protected Health Information and facilitates Neoforma’s and the Covered Entity’s compliance with applicable terms and requirements of the HIPAA Regulations.

12.	Entire Agreement. This Agreement constitutes the entire agreement and understanding between the Parties with respect to the subject matter of this Agreement and supersedes and replaces any and all prior written or verbal agreements. If any provision of this Agreement conflicts with any of the provisions of the HIPAA Regulations and other applicable law, the said HIPAA Regulations or applicable law, to the extent of such conflict, shall control. The Company’s failure to insist upon or enforce strict performance of any provision of this Agreement shall not be construed as a waiver of any provision or right. Neither the course of conduct nor trade practice between the Parties shall act to modify any provision of this Agreement.

13.	Severability. In the event that any provision of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, the remainder of the provisions of this Agreement will remain in full force and effect.

IN WITNESS WHEREOF, Neoforma and the Covered Entity execute this Agreement in multiple originals to be effective as of the day and year written above.

Neoforma, Inc.	Covered Entity

By:	By:
Name:	Name:

Title:	Title:
Date:	Date:

EXHIBIT C

UHC PARTICIPATION ELECTION FORM

Data Management Solution Services Agreement #UHC-047023

Institution Name:

Hereby elects to participate in the agreement between UHC and Neoforma, Incorporated.

DATE:

SIGNATURE:

PRINT:

TITLE:

ADDRESS:

CITY/STATE/ZIP:

PHONE:	FAX:

E-MAIL:

Please return to UHC via fax attention:

Contract Solutions

Management & Supply Services

Fax Number 630-954-4730